Exhibit 21

                    The First Republic Corporation of America

                              List of Subsidiaries


                      The First Republic Building Corp.
                      Bluepoints Company Inc.
                      Bluepoints Company Inc. of Maryland
                      Quality Yarns Inc.
                      Whitlock Combing Company, Inc.
                      FRC of Delaware Inc.
                      FRCA Sunscape Corp.
                      Marchelot S.A.